                                                                   EXHIBIT 10.35

                               MOR BENNINGTON LLLP
                                 LEASE AGREEMENT

        THIS LEASE AGREEMENT (this "Lease") is made as of the 2nd day of February, 1999 between MOR BENNINGTON LLLP, a Maryland limited liability limited partnership ("Landlord"), and HT MEDICAL SYSTEMS, INC., a Maryland corporation ("Tenant").

        I.      LEASED PREMISES

               A. Location of Leased Premises. Landlord leases to Tenant and Tenant leases from Landlord the "Leased Premises", containing, for all purposes of this Lease, approximately eighteen thousand nine hundred four (18,904) square feet on the first floor of the two-story building (the "Building") located at 55 West Watkins Mill Road, Gaithersburg, Maryland 20879 in the Bennington Corporate Center in Gaithersburg, Montgomery County, Maryland.

               The Leased Premises are described more specifically in the attached Exhibit A. "Property", when used in this Lease, means the Building, Parcel J upon which the Building is situated; and all fixtures, equipment and other improvements in or upon such land and/or building, including sidewalks, areaways, parking areas, loading areas, gardens and lawns. See Rider No. 1 - Right of First Refusal.

        B.      Construction of the Leased Premises.

               1. Landlord will finish the Leased Premises for Tenant (the "Tenant Improvements") in accordance with plans and specifications (the "Plans and Specifications") to be prepared by Tenant's architect, Davis Carter & Scott, and approved by Landlord and Landlord's architect. At such time as the Plans and Specifications are finalized between the parties, they shall be initialed and made a part of this Lease as Exhibit B. After the Plans and Specifications are finalized, Landlord will obtain at least three (3) bids from reputable subcontractors for each of the major trades comprising the Tenant Improvements and agrees to utilize each of the lowest responsible bids. Landlord will contribute Two Hundred Forty-five Thousand Seven Hundred Fifty-two Dollars ($245,752.00) ($13.00 p.s.f.) ("Landlord's Contribution") toward the cost of the Tenant Improvements, which amount may also be applied toward Tenant's architectural and engineering design fees, permitting fees and exterior signage. To the extent any portion of Landlord's Contribution is not used for the Tenant Improvements or other related costs, Tenant shall be entitled to apply same against the first rentals otherwise payable hereunder. In addition to Landlord's Contribution, Landlord shall pay Tenant's architect

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One Thousand Eight Hundred Ninety Dollars and Forty Cents ($1,890.40) ($0.10
p.s.f.) (the "Space Plan Allowance") toward the cost of preparing a preliminary space plan of the Leased Premises, which amount shall be paid by Landlord within thirty (30) days after receipt of an invoice therefor. In no event shall Landlord's Contribution be reduced or affected (i) by reason of the provision by Landlord of any of the building standard items described more fully in Exhibit F attached hereto, or (ii) by reason of any change orders necessitated by reason of any incorrect information provided by Landlord or its engineers or architect to Tenant. In addition, Landlord's Contribution shall not be applied by Landlord to cause the Building, generally, to become Year 2000 Compliant, or to cause any portion of the Building (exclusive of the Leased Premises) to comply with all applicable laws, rules and orders in effect as the Commencement Date, including the Americans with Disabilities Act (except to the extent that modifications may be required due to Tenant's particular use of the Leased Premises), or by reason of any system development charges payable to WSSC for base building hook-up, (the foregoing being hereinafter collectively referred to as the "Landlord's Obligations"). It shall be the responsibility of Tenant, however, to assure that the Plans and Specifications, to be prepared by Tenant's architect, comply with all applicable laws, rules and orders in effect as of the Commencement Date, including the Americans with Disabilities Act, and Tenant agrees to indemnify and hold Landlord harmless from same.

               2. In addition to Landlord's Contribution and the Space Plan Allowance, Landlord shall contribute, at Tenant's sole option, an additional amount of up to One Hundred Thirteen Thousand Four Hundred Twenty-Four Dollars ($113,424.00) ($6.00 p.s.f.) (the "Additional Contribution") toward the cost of the Tenant Improvements. The Additional Contribution shall be repaid by Tenant to Landlord, as Additional Rent (as hereinafter defined), in equal monthly installments over the initial ten (10) year Lease Term (but in no event during any renewal, extension or hold-over term), with interest at the rate of ten percent (10%) per annum, which installments shall be paid at the same time and in the same manner as Tenant's monthly payments of Basic Annual Rent pursuant to
Section III.B. below. The amount of the Additional Contribution utilized by or on behalf of Tenant, and the Additional Rent payable by Tenant with respect thereto, shall be confirmed in the Commencement Date Agreement, defined below.

               3. Tenant agrees to pay to Landlord, upon receipt of an invoice therefor, any charges in excess of Landlord's Contribution, the Space Plan Allowance and the Additional Contribution (to the extent utilized by Tenant), for the construction of the Tenant Improvements; provided, however, that in no event shall Tenant be liable for the cost of the Landlord's Obligations. After the exhaustion of the Landlord's Contribution and the Additional Contribution (to the extent to be utilized by Tenant), one-half of any charges and expenses incurred in connection with any change order will be paid by Tenant at the time it executes such change order with the remaining one-half due on the Commencement Date.

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               C. Landlord's Warranty. Landlord hereby agrees to and will assign to Tenant at the termination of Landlord's Extended Warranty Period (as defined below), to the extent they are assignable, any and all written warranties and guarantees from Landlord's contractors, subcontractors and suppliers of any materials and labor to the Leased Premises for that portion, if any, of the Lease Term that such warranties and guarantees are in effect. With regard to any new construction performed by Landlord for the benefit of Tenant pursuant to Paragraph I.B. of this Lease, Landlord hereby warrants ("Landlord's Initial Warranty") to Tenant that Landlord will be responsible for a period ("Landlord's Initial Warranty Period") of one (1) year from the date on which the Leased Premises are ready for Tenant's occupancy to repair or to have repaired all defects in such construction, to the extent such defects are not caused by the negligence of Tenant or any of its agents, servants, employees or contractors
(in which event such defects will be repaired at Tenant's sole cost). Landlord further warrants ("Landlord's Extended Warranty") to Tenant that Landlord will be responsible for the one (1) year period immediately succeeding the Initial Warranty Period (the "Extended Warranty Period") to repair or to have repaired all latent defects in such construction (i.e., all defects that were not patent during the Initial Warranty Period) , to the extent such defects are not caused by the negligence of Tenant or any of its agents, servants, employees or contractors (in which event such defects will be repaired at Tenant's sole cost). To the extent that Landlord is obligated to make repairs pursuant to Landlord's Initial Warranty or Extended Warranty, Tenant will be relieved during Landlord's Initial Warranty Period and Extended Warranty Period, as applicable, of the obligations imposed upon it pursuant to this Lease to make or pay for such repairs to the Leased Premises. Tenant agrees to and will give Landlord prompt notice of the need for any such repairs to the extent actually known to Tenant, recognizing that Tenant shall have no obligation to inspect or search for any such defects.

        II.     LEASE TERM

               A. Lease Term. The Lease Term will be approximately ten (10) years, beginning on the "Commencement Date" as hereinafter defined, and terminating at 11:59 p.m. on the last day of the tenth (10th) full Lease Year, unless the Lease Term is renewed or terminated earlier in accordance with this Lease, subject to the terms of Paragraph II.B. below. Unless specifically stated otherwise in this Lease, the term "Lease Term" means the original term of approximately ten (10) years and any and all renewal terms, whenever a renewal option has been exercised. See Rider No. 2 - Renewal Option and Rider No. 3 - Cancellation Option.

                B.      Commencement Date.

                    1. The "Commencement Date" will be the earlier of (a) the date on which Landlord delivers possession of the Leased Premises to Tenant with all of the improvements to be constructed by Landlord substantially completed or
(b) the date on

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which Tenant occupies all or any portion of the Leased Premises for conduct of its business; provided, however, that in no event shall the Commencement Date be earlier than June 1, 1999. Landlord estimates that the Commencement Date will occur on or about June 1, 1999 (the "Estimated Commencement Date"). Tenant acknowledges, however, that the Estimated Commencement Date is contingent upon Tenant executing and delivering this Lease by January 15, 1999, and Tenant finalizing the Plans and Specifications by February 1, 1999 (collectively, the "Tenant Deadlines") . If Tenant fails to meet either or both of the Tenant Deadlines, then the Estimated Commencement Date of June 1, 1999 shall be postponed by one (1) day for each day of Tenant's delay. Furthermore, in the event that Landlord fails to deliver possession of the Leased Premises by June 1, 1999 due to Tenant's delay, then, notwithstanding any language in this Lease to the contrary, Tenant's obligation to pay Basic Annual Rent hereunder shall nevertheless commence on the date Landlord would have delivered possession of the Leased Premises (with all improvements substantially completed) in the absence of such delay.

                    2. If for any reason, including construction delays, Landlord cannot deliver possession of the Leased Premises on the Estimated Commencement Date, then this Lease will remain fully effective and Tenant may not cancel or rescind it so long as possession is delivered within ninety (90) days after the Estimated Commencement Date. If Landlord does not deliver possession of the Leased Premises within ninety (90) days after the Estimated Commencement Date, Tenant has the option of canceling this Lease by giving its written notice of cancellation to Landlord within five (5) days after the expiration of such 90-day period, in which event the Lease and all of Tenant's obligations hereunder will be cancelled as of the date of such written notice, whereupon Landlord shall be required to promptly pay to Tenant any prepaid rent or security deposit previously received by Landlord, and following such payment to Tenant, neither Landlord nor Tenant will have any further liability to the other. Notwithstanding the foregoing, the 90-day period described in the preceding sentence will be extended as described in Paragraph X.N. below. In no event will Landlord be liable to Tenant for damages, if any, sustained by Tenant as a result of Landlord's delay in delivering possession of the Leased Premises; provided, however, that if Landlord fails to deliver possession of the Leased Premises on the Estimated Commencement Date due to causes within the Landlord's reasonable control, then Landlord shall be liable for all base rent payable by Tenant at its current location from the Estimated Commencement Date until the actual Commencement Date occurs. Landlord will be deemed to have delivered possession of the Leased Premises to Tenant on the date on which Landlord's construction, in accordance with Paragraph I.B. above, is substantially completed. If Landlord and Tenant disagree as to when Landlord's construction has been substantially completed, the decision of Landlord's architect will be final and binding on both Landlord and Tenant. Landlord will use its reasonable efforts to give Tenant notice (which may be verbal) in advance of the date on which Landlord expects to deliver possession of the Leased Premises to Tenant.


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                    3. The Commencement Date will be confirmed in a
supplementary written agreement, in substantially the form attached as Exhibit D, or in such other form as Landlord shall prescribe (the "Commencement Date Agreement").

               C. Lease Year. The term "Lease Year" means each consecutive period of twelve (12) successive calendar months during the Lease Term. If the Commencement Date does not occur on the first day of a month, the first Lease Year will include the twelve calendar months and the period from the Commencement Date until the first day of the following month.

               D. Acceptance of Leased Premises. Upon delivery by Landlord to Tenant of the Leased Premises, Tenant will be deemed to have accepted the Leased Premises. However, Landlord will remain responsible for the completion of those "punchlist" items, if any, to which Landlord and Tenant have agreed in writing within fifteen (15) days after Landlord delivers possession of the Leased Premises. In addition, Landlord shall retain responsibility to correct and repair as necessary all repairs for which Landlord is responsible during the Landlord's Initial Warranty Period and Extended Warranty Period.

                III.    RENT AND FINANCIAL MATTERS

               A. Security Deposit and First Month's Rent. Tenant shall deposit with Landlord at the time of execution of this Lease a "Security Deposit" of Forty-four Thousand One Hundred Nine Dollars and Thirty-four Cents ($44,109.34), and the first month's installment of Basic Annual Rent in the amount of Twenty-two Thousand Fifty-four Dollars and Sixty-seven Cents ($22,054.67). Landlord's receipt of the Security Deposit and first month's rent shall be confirmed by Landlord in the Commencement Date Agreement. The Security Deposit shall be paid by Tenant to guarantee performance of its covenants in this Lease. So long as Tenant is not then in default and has not been in default of any monetary obligation under this Lease during the first year of the Lease Term after notice to Tenant and expiration of the applicable cure period, upon the expiration of the first year of the Lease Term, one-half of the Security Deposit will be repaid to Tenant. To the extent the Security Deposit has not been applied by Landlord or previously returned to Tenant pursuant to the terms of this Lease, it will be returned to Tenant following the termination of this Lease with interest at the rate of three percent (3%) per annum. In addition to any and all other remedies available to Landlord under this Lease, the Security Deposit and first month's rent may be used at any time by Landlord to cure or compensate Landlord for any breach of the Lease by Tenant (but as to those defaults for which Tenant is entitled to notice and an opportunity to cure, such use by Landlord shall follow written notice and expiration of the applicable cure period). To the extent Landlord makes any such use of the Security Deposit, Tenant will replenish the amount by which Landlord made use within ten (10) days following written demand. Landlord is not required to put the Security Deposit and/or the first month's rent into

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escrow. The Security Deposit may not be used or applied by Tenant in lieu of
Basic Annual Rent.

               B. Rental Payments. Subject to adjustment pursuant to Paragraph I.B.2. above, Tenant agrees to pay Landlord Basic Annual Rent as set forth below:

   Lease Year       Basic Annual Rent     Monthly Installments       Per Square Foot
   ----------       -----------------     --------------------       ---------------
        1              $264,656.00             $22,054.67                $14.00
        2              $272,595.68             $22,716.31                $14.42
        3              $280,724.40             $23,393.70                $14.85
        4              $289,231.20             $24,102.60                $15.30
        5              $297,927.04             $24,827.25                $15.76
        6              $306,811.92             $25,567.66                $16.23
        7              $316,074.88             $26,339.57                $16.72
        8              $325,526.88             $27,127.24                $17.22
        9              $335,356.96             $27,946.41                $17.74
       10              $345,376.08             $28,781.34                $18.27


Basic Annual Rent shall be paid in equal monthly installments as set forth above. Each installment of the Basic Annual Rent is due in advance on the first day of each and every month for which payment is due. All payments of Basic Annual Rent, Additional Rent or other sums due Landlord under this Lease will be made by Tenant without any deductions or set-offs and without demand, at the address designated in this Lease for such payments, or at any other address that Landlord designates in writing to Tenant. Unless specifically stated otherwise in this Lease, the term "rent" means Basic Annual Rent and Additional Rent. Because Landlord will incur additional expenses if Tenant does not pay the Rent on the date due, Tenant will pay a late charge equal to five percent (5%) of any arrearage which is not paid within five (5) days of the date on which it is due. Notwithstanding the foregoing, Landlord agrees to waive the aforesaid late charge the first two (2) times during the Lease Term that Tenant fails to pay any arrearage within five (5) days of when due, so long as Tenant cures the arrearage within five (5) days following written notice from Landlord that such payment is overdue, and provided further, that Tenant shall not be entitled to notice and an opportunity to cure or waiver of the late charge in the event of any subsequent late payments. In addition, in the event any payment is not made within five (5) days of the date on which it is due, the arrearage shall bear interest calculated at the rate of eighteen percent (18%) per annum for each day such a payment is late. The late charge will be payable at the same time as the late payment, without demand. Time is of the essence respecting all payments to be made by Tenant to Landlord under this Lease.

               If the Lease Term begins on a day other than the first day of a month, then on the Commencement Date, Tenant will pay a pro-rated monthly installment of Basic

Annual Rent and of the various amounts set forth in Paragraph III.C.2. for the fractional part of the first month.

               The term "Additional Rent" includes all payments or installments due under this Lease other than Basic Annual Rent (including attorneys' fees incurred by Landlord in connection with Tenant's default). Unless a different period for payment is provided for elsewhere in this Lease, any Additional Rent due will be paid by Tenant within thirty (30) days after Landlord has notified Tenant of the amount due. Tenant's obligation for Additional Rent applicable to the Lease Term which is not paid by Tenant prior to the expiration or termination date of this Lease and any unpaid Basic Annual Rent will remain in effect after the termination or expiration of this Lease. Landlord's obligation to refund to Tenant any overpayment of Additional Rent as well as the Security Deposit shall also remain in effect after the termination or expiration of this Lease.

                C.      Rent Adjustments.

                    1. Definitions. For purposes of this Lease, the following meanings or definitions will apply:

                         (a) The "Rentable Area of the Leased Premises" is
conclusively deemed to be eighteen thousand nine hundred four (18,904) square feet. The "Rentable Area of the Building" is conclusively deemed to be thirty-eight thousand nine hundred eighty-nine (38,989) square feet. Therefore, "Tenant's Portion" of those expenses payable in accordance with Paragraph III.C.2. is forty-eight and forty-nine hundredths percent (48.49%) (18,904/38,989), computed on the basis of the ratio of the Rentable Area of the Leased Premises to the Rentable Area of the Building. The foregoing measurement of the Leased Premises and the Building shall be confirmed by Landlord's architect on or about the Commencement Date by field measurements and certified by Landlord's architect to Tenant, which measurements shall be made in accordance with the Washington, D.C. Association of Realtors Standard Method of Measurement dated January 1, 1989. In the event that such measurements indicate a different Rentable Area than 18,904, then all calculations of the Basic Annual Rent, Landlord's Contribution, the Additional Contribution, the Space Plan Allowance and Tenant's Portion shall be adjusted accordingly.

                         (b) The term "Common Area Expenses" means all
reasonable expenses paid or incurred by Landlord in connection with managing, maintaining, monitoring, operating, and repairing the Building and the common areas of the Property in a manner deemed reasonable and appropriate by Landlord and includes, without limitation, all reasonable costs and expenses of the following: (i) operating, repairing, lighting, and cleaning the internal and external common areas of the Property, as well as all costs incurred in policing and regulating traffic and depreciation of movable machinery and equipment; (ii) keeping the driveways, parking areas, sidewalks and steps

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free and clear of ice, snow and debris; (iii) maintaining all grass and landscaping on the Property; (iv) electricity, steam and/or any other fuel used in lighting, heating, ventilating and air conditioning the common areas of the Property; (v) maintenance, monitoring, operation and repair of elevators, stairways, lobbies, hallways, walkways, breezeways and all other internal and external common areas of the Building, including (without limitation) repair of normal wear and tear of the roof and caulking, cleaning, repainting, retiling, recarpeting and redecorating all common areas, and paving the driveways and parking areas; (vi) the cost of Insurance on the Property; (vii) sales or use taxes on supplies or services; (viii) management fees not in excess of three percent (3%) of gross rents, and wages, salaries and compensation of all persons engaged in the maintenance, monitoring, operation or repair of the Building (including Landlord's share of all payroll taxes), other than persons above the grade of property manager unless those employees are directly involved in the day to day management and operation of the Building; (ix) legal and accounting expenses (except for costs relating to the negotiation of leases for the Building, the cost of preparing tax returns for the Landlord, negotiations pertaining to the sale or refinancing of the Building or the acquisition of capital items, fees incurred in connection with disputes with tenants and the legal costs in connection with the renewal of leases), engineering and other professional fees and expenses applicable to the management and operation of the Property; (x) the cost of all capital improvements made by Landlord to the Building that result in more efficient operation of the Building or that are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed, the cost of which improvements will be amortized over the useful life of such improvements as determined in accordance with generally accepted accounting principles, together with the interest on the unamortized balance at a fluctuating annual rate that is at all times equal to 1-1/2% over the prime interest rate as determined from time to time by Citibank, N.A.; (xi) charges or assessments imposed on or allocated to the Building and/or Property by the Bennington Corporate Center Association, Inc. other than special assessments which are made for purposes which are primarily capital in nature, except to the extent such amounts are properly chargeable as a capital expenditure and are amortized in accordance with subparagraph (x) above; and
(xii) all other items which would be considered as procured or incurred in managing, maintaining, monitoring, operating, or repairing the Building or the common areas of the Property under sound management and accounting principles. "Common Area Expenses" does not include the costs of work Landlord performs for, and/or at the expense of, any particular tenant (including Tenant), which costs will be billed directly to Tenant or such other tenant, as the case may be. Notwithstanding the foregoing, Landlord will be allowed reasonably to allocate the costs of trash removal based on actual use of such service. Common Area Expenses further exclude all of the following: painting or decorating other than public or common areas; interest and amortization of mortgages or unsecured debts; depreciation of the Building except to the extent expressly permitted above; ground rent; salary or other compensation paid to any partners, shareholders, officers, directors or executives of the Landlord or management agent, except to the extent those individuals are directly involved in the day to day management of the Building; original construction costs of the Building; expenses for repairs, replacements or maintenance arising from the initial construction of the Building to the extent such expenses are either (i) reimbursable to Landlord by virtue of warranties from contractors or suppliers or (ii) result by reason of deficiencies in design or workmanship of work performed by Landlord or any affiliate of Landlord; costs or expenses associated with leasing space in the Building, including, without limitation, advertising and marketing, commissions or any amounts paid for or on behalf of any tenant such as space planning, moving costs, rental and other tenant concessions; reserves for repairs, maintenance, and replacements; any amounts paid to any person, firm, or corporation related to or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners to the extent they exceed arms-length competitive prices paid in greater Washington, D.C. area for the services or goods provided; costs of any special service provided to other tenants, or service in excess of that furnished to Tenant to the extent Landlord receives reimbursement from such tenants as an additional charge; costs of repairs incurred by reason of fire or other casualty or condemnation to the extent Landlord receives compensation therefore through the proceeds of insurance or condemnation awards; costs of renovating space vacated by any tenant or any other work which Landlord performs for any specific tenant; interest, penalties or liens arising by reason of Landlord's failure to timely pay any operating expense (including ground rent) or real estate tax due, provided that Tenant has deposited with Landlord the amounts necessary to pay such amounts in accordance with this Lease; costs incurred for maintenance of any retail areas of the Building; compensation paid to clerks, attendants sales persons, or other persons on or in commercial concessions (including the parking garage) operated in the Building costs relating to maintaining Landlord's existence, as a corporation, partnership or other entity, such as trustee's fees, annual fees corporate or partnership organization or administration expenses, deed recordation expenses, and legal and accounting fees (other than with respect to building operations) costs (including fines and penalties imposed) incurred by Landlord to remove any hazardous or toxic wastes, materials or substances from either the Building or Property, unless caused by Tenant or its employees, agents or contractors; the cost of any "tap fees" or one time lump sum, sewer or water connection fees for the Building; political or charitable contributions; general corporate overhead or administrative expenses, except as permitted by subparagraph (viii) above costs resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees the rent and operating expenses for Landlord's on-site management or leasing office, or any other offices or spaces of Landlord or any entity where Landlord is charging a management fee; increased insurance premiums caused by Landlord's or any other tenant's hazardous acts; rental costs and related expenses for leasing systems or equipment that would be considered a capital improvement or expenditure if purchased, except to the extent such amounts are properly chargeable as a capital expenditure and are amortized in accordance with subparagraph (x) above or costs or selling, syndicating, financing, re-financing; mortgaging or hypothecating any part of or interest in the Building.

                         (c) The term "Taxes" means any present or future
federal, state, municipal, local and/or any other taxes, assessments, levies, benefit: charges wad/or other governmental and/or private impositions (including any business park charges), imposed, levied, assessed and/or attributable directly or indirectly to the Property and/or the Building or upon the Rent due and payable under this Lease, whether now customary or within the contemplation of Landlord and Tenant and whether extraordinary or ordinary, general or special, foreseen or unforeseen, or similar or dissimilar to any of the foregoing. The term "Taxes" does not include any inheritance, estate, succession, income so long as Tenant has deposited with Landlord the amount necessary to pay such Taxes in accordance with this Lease; profits or franchise tax or any interest or penalties on any tax so long as Tenant has deposited with Landlord the amount necessary to pay such Taxes in accordance with this Lease. If, however, at any time during the Lease Term the method of taxation prevailing on the Commencement Date is altered or eliminated so that one or more of the items listed in the first sentence of this subparagraph C.1(c) is replaced by a levy, assessment or imposition, wholly or partly as a capital levy, or otherwise, on the rents or income received from the Property and/or the Building (provided the tax on such income is not a tax levied on taxable income generally) wholly or partly in place of an imposition on, a substitute for, or an increase of, taxes in the nature of real estate taxes issued against the Property and/or the Building, the charge to Landlord resulting from such altered or replacement method of taxation will be deemed to be within the definition of "Taxes". All reasonable expenses incurred by Landlord (including attorneys" fees and court costs) in contesting any increase in Taxes or any increase in the assessment of the Property and/or the Building will be included as an item of Taxes for the purpose of computing Additional Rent due under this Lease. Tenant shall receive within sixty (60) days following receipt by Landlord the Tenant's Portion of any refund received by Landlord of Taxes previously paid by Tenant, together with its portion of the interest paid thereon by the governmental entity. Any system and development charges (SDCs) incurred in connection with the initial construction of the Building shall be excluded from Taxes, but all other special assessments made against the Building, including front foot assessments, shall be included, but shall be amortized over the longest possible period.

                         (d) The term "Insurance" means the cost of all
insurance of whatsoever nature kept or caused to be kept in force by Landlord to protect itself and/or its mortgagee(s). "Insurance" includes, but is not limited to, coverage for physical damage to owned or leased property, loss of: rents insurance, primary and umbrella or excess liability insurance, boiler and machinery insurance and workers compensation insurance, but shall expressly exclude any insurance maintained solely by reason of the conduct by another tenant of an extraordinary type or hazardous activity.

                         (e) The term "HVAC Expense" shall mean the total costs
and expenses incurred by Landlord in maintaining a service contract on the heating, ventilation and air conditioning system servicing the Leased Premises (the "HVAC System").

                    2. Rent Adjustment -- Common Area Expenses and Taxes.
                         Tenant agrees to pay to Landlord, in each year of the
Lease Term, Tenant's Portion of Common Area Expenses and Taxes, and Tenant's HVAC Expense (collectively, the "Expenses"). Until the actual amounts of such Expenses are determined by Landlord, Tenant agrees to pay to Landlord, as Additional Rent, with and at the same time as the monthly payments of Basic Annual Rent (provided, however, that such payments shall commence on the Commencement Date whether or not the Basic Annual Rent commences then), the following amounts:

                         (a) Two Thousand Two Hundred Thirty-six Dollars and
Ninety-seven Cents ($2,236.97) per month as one twelfth of Tenant's estimated Portion of the Common Area Expenses ($1.42 p.s.f.);

                         (b) Two Thousand Four Hundred Fifty-seven Dollars and
Fifty-two Cents ($2,457.52) per month as one-twelfth of Tenant's estimated Portion of Taxes ($1.56 p.s.f.); and

                         (c) Three Hundred Fifteen Dollars and Seven Cents
($315.07) per month as one-twelfth of Tenant's estimated HVAC Expense (calculated on the basis of $0.20 per square feet).

                         At any time during a Lease Year, Landlord may revise
its estimate of Tenant's Portion of any such Expenses and adjust Tenant's monthly installments to reflect the revised estimates. Landlord will give Tenant prior written notice of the revised estimates and the amount by which Tenant's monthly installments will be adjusted, and Tenant will pay the adjusted installments with each payment of the Rent, beginning with the first payment of the Basic Annual Rent to come due after Tenant's receipt of such notice.

                         Landlord will deliver to Tenant within one hundred
twenty (120) days (or such longer time as is reasonable under the circumstances) after the end of each accounting period for any such Expenses, a statement for such accounting period (the "Statement"), showing Tenant's Portion of such costs. Tenant will pay Landlord, within thirty (30) days of the receipt of the Statement, such amounts as may be necessary to adjust Tenant's payments of its estimated Portion of the Expenses for such preceding period so that such payments will equal. the actual amount of Tenant's Portion of such Expenses for such period. If the actual amount of Tenant's Portion of such costs for such preceding period is less than the amounts paid by Tenant as installments of its Portion of such costs, then Landlord will credit Tenant's account by the amount of the excess or, if at the end of the Lease Term, refund to Tenant the amount of the excess.

                         Failure of Landlord to provide any Statement within the
time prescribed will not relieve Tenant of its obligations under this Paragraph III.C.2.

               Upon at least ten (10) days prior notice, Landlord shall make available for Tenant's inspection at Landlord's office, during normal business hours and without unreasonable interference with Landlord's or its property manager's business operations, Landlord's records relating to the Expenses for the preceding period reflected on the Statement; provided, however, that unless Tenant shall have given Landlord written notice of its exception to am, such Statement within ninety (90) days after delivery thereof, the same shall be conclusive and binding On Tenant; provided further that in the event that Tenant shall give Landlord written notice of its exception to such Statement within such ninety (90) day period, Tenant shall nevertheless be obligated to pall the Additional Rent, and following such payment, to contest the amount set forth in such Statement as described below. Any overpayment by Tenant of Additional Rent for such period reflected by such inspection shall be promptly corrected. All information examined shall be kept 10, Tenant in the strictest confidence. Unless otherwise mutually agreed, should such inspection result in a dispute by Tenant as to the Expenses charged by Landlord hereunder for the preceding period, and the parties are not able to resolve the issue after at least thirty
(30) days of good faith negotiation, such dispute shall be determined by arbitration in the jurisdiction in which the Leased Premises are located, in accordance with the then current Commercial Rules of the American Arbitration Association. The costs of the arbitration shall be borne in accordance with the decision of the arbitrator, except that each party shall bear the cost of its own legal fees, unless (i) the arbitration results in a determination that Landlord's Statement overcharged Tenant by more than seven percent (7%), in which event Landlord shall bear all reasonable costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees, or (ii) the arbitration results in a determination that Landlord's Statement did not overcharge Tenant by acre than seven percent (7%), in which event Tenant shall bear all reasonable costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees.

               3. Summary of Payments. The following is a list of the various payments and installments of Basic Annual Rent and Additional Rent under the Lease pursuant to this Section III as of the Commencement Date. Some of these amounts will change during the Lease Term.

                               Monthly Installments      Annual s.f. Amount
                               --------------------      ------------------
Basic Annual Rent:
  (Months 1-12)                   $22,054.67                  $14.00

Common Area Expenses
  (estimate)                      $ 2,236.97                  $ 1.42

Taxes (estimate)                  $ 2,457.52                  $ 1.56

HVAC Expense (estimate)           $   315.07                  $ 0.20

TOTAL                             $27,064.23                  $17.18


                    4. Utilities.

                         (a) Although certain utilities on the Property are
commonly metered and the costs of those utilities are included within the Common Area Expenses described above, if Tenant's use of any such utilities is other than for normal office use and/or disproportionate to other office tenants of the Building, then Landlord and Tenant each have the right, at Tenant's sole cost and expense, to have a separate meter installed upon the Leased Premises. Similarly, if any other tenants at the Property consume utilities other than for normal office use, Landlord shall exclude from the computation of Common Area Expenses the amount of Utilities in excess of normal office use. If a separate meter (or at Tenant's option, checkmate) is installed upon the Leased Premises, Tenant will pay to the utility company (or, at Landlord's request, to Landlord) all charges for the Leased Premises on the basis of such meter readings.

                         (b) To the extent utilities are not commonly metered,
Tenant agrees to pay promptly to the appropriate supplier all charges for water, gas, steam electricity or other power source, telephone and all other utility and communication services used and/or supplied in connection with Tenant's use of the Leased Premises.

                         (c) Notwithstanding any provision in this Lease to the
contrary, if any suspension or interruption of the utility services to the Leased Premises shall continue for more than five (5) consecutive business days after written notice from Tenant to Landlord thereof and such suspension or interruption is caused by matters within Landlord's reasonable control, then if such suspension or interruption shall render the Leased Premises unusable and Tenant shall actually cease using the Leased Premises, then and in such event all rent payable hereunder for the Leased Premises shall be abated for the period beginning on the sixth (6th) consecutive business day of such failure and shall continue until the utility service is restored.

        IV.     CONDITIONS OF TENANT'S OCCUPANCY AND POSSESSION

               A. Use Restrictions and Rules. Tenant agrees to use the Leased Premises only for general office, research and development and light assembly of medical instrument prototypes and for no other purposes. In addition, Tenant agrees to be bound by all laws, requirements, rules, orders, ordinances, zoning and restrictive covenants applicable to the Property, whether in force on or after the Commencement Date, and by the Rules and Regulations as announced by Landlord from time to time to apply to all tenants at the Property, including those set forth in Exhibit E (collectively, the "Restrictions") . Landlord represents and warrants to Tenant that the Building as of the Commencement Date will comply with all applicable laws, rules or orders, then in effect, including without limitation the Americans with Disabilities Act, other than any law, rule or order arising out of Tenant's particular use of the Leased Premises and provided further that Tenant, and not Landlord, shall be responsible for assuring that the Plans and Specifications comply with all applicable laws, rules and orders. Landlord further represents and warrants to Tenant that no future rule or regulation promulgated by Landlord shall unduly limit Tenant's use as described above. Further, Tenant shall not be required to comply with any Restrictions which would either require Tenant to (i) perform any structural alterations, other than those required by Tenant's particular use of the Leased Premises or due to the failure of the Plans and Specifications to comply with all Restrictions; (ii) remove any hazardous material or substance installed by a party other than Tenant or by an agent, employee or contractor of Tenant; (iii) correct or cure any defect or deficiency in work performed by Landlord; or (iv) perform any alteration which arises solely by reason of modifications or alterations made by either Landlord or its other tenants in any part of the Property beyond the Leased Premises.

               B. Improvements by Tenant. After completion of the work to be performed by Landlord in accordance with the Plans and Specifications, Tenant will not wake any further improvements, alterations, installations or additions to the Leased Premises unless (1) it receives landlord's prior written consent, which will not be unreasonably withheld, conditioned or delayed; (2) the work is performed only by licensed and bonded contractors reasonably approved in advance by Landlord; (3) the work is carried out pursuant to properly documented drawings approved in advance by Landlord and pursuant to all necessary permits or governmental and/or other approvals, the responsibility and cost of obtaining which will be borne solely by Tenant; (4) Tenant pays all costs of such work; and (5) the quiet enjoyment of other tenants in the Building is not disturbed. landlord agrees to enforce such rules generally among all other tenants at the Property. If Tenant elects to use a contractor other than Landlord or its representative, then the work performed by such contractor will be under the general supervision of Landlord, and Tenant will pay Landlord a reasonable supervisory fee. Notwithstanding the above provisions, Tenant may make, without Landlord's consent, non-structural changes within the interior of the Leased Premises of less than $10,000 which do not affect the mechanical, electrical, or plumbing systems of the Building, and no supervisory fee shall be payable with respect to such permitted improvements.

               With the exception of movable trade fixtures and furniture, all alterations, additions and improvements made by Tenant are hereby deemed the property of Landlord and will remain a part of the Leased Premises upon this Lease's termination. Landlord, however, way request in writing at the time Landlord consents to the installation of same that Tenant remove any or all of those alterations, additions or improvements which are not typically made or performed on behalf of other tenants of similar premises in the Montgomery County, Maryland area, such removal to occur no later than the termination date of this Lease. In response to Landlord's request, Tenant promptly will perform such removal and restore the Leased Premises to their original condition, all at Tenant's sole cost. In no event shall Tenant be required to remove any of the items initially furnished, constructed or installed by Landlord.

        C.      Maintenance.

               1. Tenant will, at its sole cost, keep the Leased Premises in good condition and repair and will permit no damage to the Leased Premises or the fixtures, improvements, equipment and appurtenances in and to the Leased Premises, excepting matters arising by reason of fire, casualty or normal wear and tear. Tenant's responsibility under this Paragraph IV.C.1. will include, but will rat be limited to, maintenance and repair of all interior and exterior windows and doors, hardware, locks, light fixtures, pipes, plumbing, electrical and sewer connections. However, Tenant shall not be required to bear the cost of any repair or replacement necessitated by reason of any negligent or willful act or omission of Landlord, or any agent, employee or contractor of Landlord.

               2. As a Common Area Expense, Landlord will maintain the exterior walls (excluding the windows and doors), downspouts and roof of the Leased Premises, as long as such maintenance is not required because of the acts or omissions of Tenant or its representatives, agents, employees, or visitors, in which event such maintenance will be done by Landlord at Tenant's sole cost.

               3. Tenant will not commit or suffer any waste of the Leased Premises. Landlord will secure and maintain during the Lease Term a limited parts and labor service contract on the HVAC System, the cost of which will be paid by Tenant as the HVAC Expense as set forth above. Landlord will make all necessary repairs or replacements to the HVAC System which are not covered under the service contract (a copy of which was previously delivered to Tenant). All costs incurred which are not covered by the service contract shall be paid for by Tenant.

               4. At the expiration or termination of the Lease, Tenant will leave the Leased Premises clean and at least in the same good condition (reasonable wear and tear and damage by fire, casualty or condemnation excepted) as when the Lease Term began. Tenant will remove all of its property and possessions from the Leased Premises except to the extent provided by Paragraph IV.B. above. Any items of Tenant's personalty remaining in the Leased Premises after the termination of the Lease shall be deemed abandoned by Tenant and become the sole property of Landlord. Notwithstanding the foregoing, any costs incurred by Landlord in storing and/or disposing of such abandoned property shall remain the sole obligation of Tenant, which obligation shall survive the termination of this Lease.

               D. Conduct on Leased Premises. Tenant, its employees, agents and contractors, will not do anything on the Leased Premises which would reasonably be considered to (1) interfere with the good order of the Property; (2) interfere with the rights of other tenants of the Property; (3) increase any insurance rates charged Landlord with respect to the Property; or (4) conflict with or invalidate any insurance policy maintained by Landlord for the Property. If the insurance premiums of Landlord are increased due to Tenant's use or occupancy of the Leased Premises, then the amount of such increase (as documented by a certification from Landlord's insurer attributing the increase to Tenant) will be paid by Tenant to Landlord as Additional Rent as it becomes due, and Landlord will have the same right to collect such amount as Landlord has under this Lease to collect Additional Rent.

               E. Insurance. Tenant will purchase at its sole cost, from an insurance company licensed to do business in the State of Maryland and approved by Landlord, a policy of public liability insurance covering the Leased Premises and the business conducted by Tenant there. The policy will be kept in force during the entire Lease Term. The policy will have minimum limits of liability of (1) $1,000,000 in respect to any one occurrence and (2) $2,000,000 in respect to the general aggregate limit of liability. The policy must name Landlord and Manekin Corporation as additional insureds and must contain an agreement by the insurer not to cancel or change the insurance without first giving Landlord thirty (30) days, prior written notice. Tenant will furnish Landlord with a certificate of insurance no later than the Commencement Date and on the date of each policy renewal.

               Landlord and Tenant hereby mutually waive all claims for recovery from the other for any loss or damage to any of Landlord's or Tenant's property insured under valid and collectible insurance policies to the extent of any recovery for loss insured under those policies. The parties agree that a mutual subrogation clause will be included in each insurance policy setting forth that the insurance will not be invalidated in the event that the insured waives in writing, before any loss, any or all right of recovery against the other party for any insured loss.

               F. Liens. Tenant will not do anything, or permit anything to be done, which subjects all or any part of the Leased Premises or Tenant's interest in it to any lien or encumbrance. This includes, but is not limited to, mechanics, or materialmen's liens. If any such lien is filed purporting to be for work or material furnished to Tenant, then Tenant must have such lien discharged or tended within ten (10) days of notice to Tenant of its filing.

               G. Environmental Assurances.

                    1. Representations. Tenant represents and warrants to Landlord that, to the best of Tenant's knowledge, neither Tenant nor any affiliate of Tenant has Generated (as defined below) or is Generating Hazardous Substances (as defined below) at, to or from the Leased Premises.

                    2. Covenants. Tenant covenants with Landlord:

                         (a) that it shall not Generate Hazardous Substances at,
to or from the Leased Premises unless the same is specifically approved in advance by Landlord in writing;

                         (b) to comply with all obligations imposed by
applicable law, and regulations promulgated thereunder, and all other restrictions and regulations upon the Generation of Hazardous Substances with respect to the operations of Tenant, or its employees, agents or contractors, at the Leased Premises;

                         (c) to deliver promptly to Landlord true and complete
copies of all notices received by Tenant from any governmental authority with respect to the Generation by Tenant of Hazardous Substances (whether or not at, to or from the Leased Premises);

                         (d) to complete fully, truthfully and promptly any
questionnaires sent by Landlord with respect to Tenant's use of the Leased Premises and Generation of Hazardous Substances;

                         (e) to permit entry onto the Leased Premises by
Landlord or Landlord's representatives at any reasonable time after reasonable advance notice to verify and monitor Tenant's compliance with its representations, warranties and covenants set forth in this Paragraph; and

                         (f) to pay to Landlord, as Additional Rent, the costs
incurred by Landlord hereunder, including the costs of such monitoring and verification, which costs shall not exceed $750.00 per year as long as Tenant is not Generating Hazardous Substances at, to or from the Leased Premises.

                    3. Indemnification. Tenant agrees to indemnify and defend Landlord its managers and agents (with legal counsel reasonably acceptable to Landlord) from and against any costs, fees or expenses (including, without limitation, environmental assessment, investigation and environmental remediation expenses, third party claims and environmental impairment expenses and reasonable attorneys, fees and expenses) incurred by Landlord, or its managers or agents, as the case may be, in connection with Tenant's Generation of Hazardous Substances at, to or from the Leased Premises or in connection with Tenant's failure to comply with its representations, warranties and covenants set forth in this Paragraph. This indemnification by Tenant will remain in effect after the termination or expiration of this Lease.

                    4. Definitions. The term "Hazardous Substance means (a) any "hazardous waste, as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seg.), as amended from time to time, and regulations promulgated thereunder; (b) any "hazardous substance, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seg.), as amended from time to time, and regulations promulgated thereunder; (c) any "oil," as defined by the Maryland Environment Code Ann. Section 4-401(g) as amended from time to time, and regulations promulgated thereunder; (d) any "controlled hazardous substance" or "hazardous substance, as defined by the Maryland Environment Code Ann., Section 7-201, as amended from time to time, and regulations promulgated thereunder; (e) any "infectious waste" as defined by the Maryland Environment Code Ann. Section 9-227, as amended from time to time, and regulations promulgated thereunder; (f) any substance the presence of which on the Property is prohibited, regulated or restricted by any local law or regulation or any other law or regulation similar to those set forth in this definition; and (g) any other substance which by law or regulation requires special handling in its Generation. The term "To Generate" means to use, collect, generate, store, transport, treat or dispose of.

                    5. Landlord shall indemnify, defend and hold Tenant harmless from and against any handling, transportation, storage, treatment or use of any Hazardous Substance by Landlord at the Property. To the best of Landlord's actual knowledge, without independent verification, the Property, as of the date hereof, is free and clear of Hazardous Substances and the Property is in compliance with all federal, state and local laws. Further, Landlord represents that no lead or asbestos containing materials shall be installed in the Building by Landlord.

        V.      LANDLORD'S RIGHTS AND RESPONSIBILITIES

               A. Access. Landlord or its authorized agent or representative (e.g., a mortgagee, deed of trust holder, etc.) will have the right to enter and examine the Leased Premises at any reasonable hour upon prior notice (which may be verbal or written), or at any time (and without notice) in the event of an emergency. Landlord shall use reasonable efforts to conduct such entries in a manner and at such times so as to minimize interference with Tenant's business operations within the Leased Premises.

               B. Building Repairs. Landlord may, but will not be obligated to, make such repairs, alterations or improvements as it or its authorized representatives deem necessary for the safety or preservation of the Building or for any other reasonable purpose. The Rent will not abate while Landlord is exercising any of its rights under this Paragraph V.B, unless, for reasons within Landlord's reasonable control, after written notice from Tenant to Landlord, Tenant's access is denied or Tenant is not reasonably able to conduct its business at the Leased Premises, then Tenant's obligation to pay Basic Annual Rent hereunder shall be abated until, as applicable, Tenant's access is no longer denied or Tenant is reasonably able to resume conducting of business within the Leased Premises.

               C. Performance of Tenant's Responsibilities by Landlord. If Tenant fails to perform or otherwise comply with any covenant or term in this Lease, then landlord may perform the obligation for Tenant at any time after ten
(10) days following Landlord's giving Tenant written notice of such failure. Any performance by Landlord under this Paragraph WC. will be solely at the option of Landlord, and Landlord's cost will be charged to Tenant. Tenant will pay Landlord all costs (plus interest at a rate of two (2) percentage points above the prime rate as announced by Citibank, N.A. from time to time) incurred by Landlord in performing Tenant's obligations. Such payment by Tenant will be made within ten (10) days of Landlord's delivery to Tenant of a statement for such costs. Landlord's rights provided in this Paragraph V.C. are in addition to any other right Landlord has under this Lease.

               D. Loss, Damage, Injury. Landlord will not be liable or responsible to Tenant, or to any other person or entity, for any damage, injury, destruction or death due to or arising out of any cause whatsoever other than Landlord's willful misconduct or negligence. This limitation of liability will remain in effect after the expiration or termination of this Lease.

               E. Mutual Indemnity. Landlord and Tenant agree that each will indemnify -and hold harmless the other, and Landlord's agents and managers, for all losses, damages, liabilities, costs, payments, expenses and fines incurred by one party (the "Indemnitee") as a result of any claim or action (whether or not such claim or action proceeds to final judgment) brought or threatened for any of the following acts or omissions of the other party (the "Indemnitor"), and/or of the Indemnitor's servants, employees, agents, licensees or invitees:
a) any breach, violation and/or nonperformance of any covenant or provision of this Lease applicable to the Indemnitor and/or (2) negligence or any willful misconduct of the Indemnitor. This indemnification will remain in effect after the termination or expiration of this Lease.

               F. Landlord's Repairs. Landlord shall maintain in good condition and repair the common areas servicing the Building and the mechanical, electrical and plumbing systems serving the Building generally. Landlord shall make all repairs and replacements with due diligence and due care in a good and workmanlike manner and in compliance with all applicable local, state and Federal regulations, ordinances and laws and in making such repairs shall use reasonable efforts to prevent any interference with Tenant's use of the Premises.

               Landlord shall, without expense to Tenant, make any and all structural alterations required to be made to the Leased Premises by any law, ordinance or regulation of any governmental authority, heard of fire insurance underwriters, Landlord's insurers, or similar authority which affects the Building generally, and which does not arise as a result of Tenant's particular use of the Leased Premises or as a result of the failure of the Plans and Specifications to comply with all applicable laws. If any portion of the Building beyond the Leased Premises is discovered to have contained any Violation of Code (as defined herein) as of the date of the execution of this Lease, (other than Violations of Code arising out of Tenant's particular use of the Leased Premises or as a result of the failure of the Plans and Specifications to comply with all applicable laws), Landlord shall commence and shall diligently prosecute at Landlord's sole cost and expense the completion, removal, containment, or other legally permissible action in accordance with applicable law (the "Compliance Program"), in order to assure that Tenant will not be unduly interrupted in its lawful use of the Leased Premises. For purposes of this paragraph, "Violation of Code" shall mean any violation of any law, statute, code or ordinance of any federal or local authority having jurisdiction over the Building.

               In no event shall Tenant have any responsibility under this Lease to repair or replace any component or item required as a result of any, act" negligence or omission of Landlord, its agents, employees or contractors, and Landlord shall remain fully responsible therefor, and in no event shall Landlord have any responsibility under this Lease to repair or replace any component or item required as a result of any act, negligence or omission of Tenant, its agents, employees or contractors, and Tenant shall remain fully responsible therefor.

               If Landlord has not commenced within the Premises any repair or maintenance required to be performed by Landlord hereunder resulting in a material inconvenience to Tenant, or its business operations, within ten (10) business days after written notice thereof from Tenant, or if so commenced, is not diligently pursuing same to completion, Tenant shall have the right, but not the obligation, to make such repairs and Landlord shall reimburse Tenant for the reasonable cost thereof within ten (10) business days after receipt of a bill therefor from Tenant. In the event of an emergency, Tenant: nay (but shall not be obligated to) perform such repairs which would otherwise We Landlord's obligation hereunder which may be reasonably necessary, after having given Landlord such notice, if any, as nay be practicable under the circumstances. Notwithstanding anything to the contrary set forth hereinabove, Tenant shall not be required to perform any repairs which would otherwise be Landlord's obligation hereunder.

        VI.     DAMAGE AND DESTRUCTION

               If during the Lease Term, the Leased Premises or the Building becomes damaged or destroyed in whole or in part by fire, other casualty or any other cause

(except condemnation), Tenant will immediately notify Landlord of such event. This Lease will remain in full force and effect, except that the Rent will be abated proportionately to the extent and for the period that all or a portion of the Leased Premises are rendered untenantable until the first to occur of (a) resumption by Tenant of its business use in the Leased Premises or (b) expiration of thirty (30) days following completion by Landlord of the required repairs or restoration.

               If Landlord determines, in its sole discretion, that the damage or destruction to the Leased Premises and/or to the Building is so extensive that repair or restoration is uneconomical, or if Landlord otherwise decides not to repair or restore the Building, and Landlord concurrently terminates all other leases in the Building, then this Lease will terminate on the first day after Landlord gives Tenant written notice of such termination. The Rent then will be adjusted and paid to the date of the damage or destruction. Tenant will immediately vacate and surrender the Leased Premises upon such termination. Tenant, however, will not be released from liability for the amount of any insurance deductible (up to $25,000.00) arising from any damage caused by Tenant or its agents or employees, or released from responsibility for any of its obligations under this Lease for the period before such termination.

               If Landlord decides to repair or restore the Leased Premises and/or the Building, it will do so with reasonable speed, subject to reasonable delays for: (a) adjusting losses under insurance policies; (b) labor troubles; or (c) any other cause beyond Landlord's reasonable control. Landlord shall notify Tenant no later than thirty (30) days following the fire or casualty, as to the time period reasonably estimated for such repairs or restoration to be completed. Notwithstanding anything in this Lease to the contrary, if the estimated time for the repairs or restoration is in excess of 180 days from the date of the fire or casualty, Tenant shall have the right to terminate this Lease by written notice to Landlord of Tenant's exercise of such termination right, such notice to be delivered no later than ten (10) days following receipt by Tenant of Landlord's notice. Further, if Landlord does not complete the restoration of Cue Leased Premises within two hundred ten (210) days from the date of the fire or other casualty (which period may be extended for an additional 30 days by written notice from Landlord to Tenant prior to the expiration of said 210-day period if the impairs or restoration are substantially complete and Landlord is diligently pursuing completion of same), Tenant shall have another right to terminate this Lease, by written notice to Landlord, which notice shall be effective in the absence of the completion by Landlord of the required repairs or restoration within ten (10) days following Landlord's receipt of such termination notice.

        VII.    CONDEMNATION

               This Lease will terminate immediately upon: (i) a taking or condemnation of the entire Leased Premises for public purposes; (ii) a partial taking which prevents the Tenant, from being reasonably able to use the remainder of the Leased Premises for the purposes intended by this Lease; or
(iii) upon Landlord's conveyance or lease of the

Building to any condemning authority in settlement of a threat of condemnation or taking. The Rent will be adjusted to the date of termination due to such taking, leasing or conveyance.

               In the event of a partial taking for which this Lease is not terminated, the Rent will abate in an amount which, in Landlord's reasonable judgment, is proportionate to the area of the Leased Premises so taken, leased or conveyed. Tenant, however, will not have any claim against Landlord, nor any claim for any award from the condemning authority arising out of any such taking, lease, conveyance or condemnation action nor in any way arising out of its leasehold interest in the Leased Premises, but will have the right to pursue a separate claim against the condemning authority for its own loss of business and moving expenses.

        VIII.   HOLDING OVER

               This Lease is for a specific Lease Term. If Tenant, without Landlord's specific written consent, continues its possession of the Leased Premises after the termination date of this Lease, then all of the following conditions will apply: (i) Tenant will occupy the Leased Premises as a month to month tenant on the terms of this Lease, except that its monthly occupancy will be at 1/12 (b) of 200% of the Basic Annual Rent payable during the last year of the Lease Term, plus 100% of the Additional Rent (exclusive of any amounts required to be paid to reimburse the Additional Contribution) and will be subject to termination on thirty (30) days, prior written notice from Landlord;
(ii) Tenant will be liable to Landlord for any damages suffered by Landlord due to such holding over, including the loss of financial benefits from another potential tenant occupying the Leased Premises; and (iii) Tenant will indemnify Landlord for any losses or expenses (including reasonable attorneys, fees) incurred by Landlord in connection with claims or litigation due to a delayed commencement date for a new tenant) arising because Tenant held over.

        IX.     DEFAULT

               A. Events of Default. Each of the following constitutes a material breach and a default by Tenant under this Lease, entitling Landlord to all remedies set forth below or existing at law or in equity:

                    1. Any of the following legal actions filed by or against Tenant and not bonded or discharged within sixty (60) days of the date of filing: (a) a petition under the Federal Bankruptcy Code (as now or later amended or supplemented) or for reorganization, arrangement or other rehabilitation within the meaning of the Federal Bankruptcy Code; or (b) any action or proceeding for the dissolution or liquidation of Tenant, or for the appointment of a receiver or trustee of the property of Tenant.

                    2. Tenant suspension of business, or any action by Tenant amounting to a business failure.

                    3. Tenant's making an assignment for the benefit of creditors.

                    4. The filing of a tax lien in the amount of $10,000 or more against any property of Tenant not discharged or bonded against within thirty
(30) days of filing.

                    5. Tenant abandoning the Leased Premises for a period in excess of five (5) days.

                    6. Tenant failure to pay Rent and/or all or any part of any other sum (including late charges) required by this Lease within five (5) days following written notice to Tenant that such amount is due; provided, however, that no notice shall be required to be given to Tenant, and Tenant shall be in default immediately upon failure to pay any additional payment on the date such payment is due, if Landlord has given such notice to Tenant two (2) times in the preceding twelve (12) months.

                    7. Tenant's failure to perform any other term, covenant or condition required by this Lease within fifteen (15) days after Landlord has given Tenant written notice of such failure; provided, however, that in the event the term, covenant or condition (other than any covenant under Section IV.G) shall reasonably require more than fifteen (15) days to cure, the initial 15 days shall be extended to up to 30 days to permit Tenant to cure same, but only if Tenant commences within the initial 15 days its cure and thereafter prosecutes same to completion in a diligent manner.

               For purposes of subparagraphs 1, 2, 3 and 4 of this Paragraph IX.A., the term "Tenant, will include any guarantor of Tenant's obligations under this Lease recognizing that as of the date hereof there is no guarantor hereunder.

               B. Effect of Default. Landlord's and Tenant's rights and remedies under this Lease will be cumulative. None will exclude any other right or remedy available at any time under this Lease or under any law.

               Even if one party hereto does not seek strict performance by the other party of any provision of this Lease, or does not exercise any right it has, Landlord or Tenant as the case may be, will not be construed as waiving its right to strictly enforce performance by the other party in the future. Similarly, if Landlord receives Rent with knowledge of Tenant's breach of this Lease, then Landlord will not be construed as having waived such breach or if Tenant pays such rent with knowledge of Landlord's breach of this Lease, then Landlord will not be construed as having waived such breach.

               There will be no waiver by Landlord or Tenant of any Lease provision unless expressed in writing and signed by Landlord or Tenant, as the case may be.

               C. Termination of Lease and Possession of Leased Premises. Upon any default set forth in Paragraph IX.A. above, Landlord may then, or at any later time, without further notice to Tenant, terminate this Lease and Tenant's right to possess the Leased Premises. Landlord may then (with formal court action) take possession of the Leased Premises and remove Tenant or any other occupant, and any property, without relinquishing any other rights Landlord may have against Tenant. Landlord shall use commercially reasonable efforts to relet the Leased Premises following recovery of possession and to mitigate its damages resulting by reason of a default or breach by Tenant; provided, however, that in no event shall Landlord be obligated to lease the Leased Premises ahead of any other space Landlord then has available for lease.

               D. Damages. In the event of any Tenant default set forth in Paragraph IX.A. above, Landlord will be entitled to receive from Tenant as damages, upon demand, all expenses which Landlord incurs as a result of such breach. These damages include, but are not limited to, the expenses (such as real estate brokerage commissions amortized over the term of the replacement lease with only those costs allocable to the portion of the relet term which coincided with the original balance of the Lease Term and retrofit costs) of rerenting the Leased Premises, together with court costs and actual attorneys" fees (and their actual expenses) incurred at the standard hourly rates for such attorneys. In addition to the damages set forth in the preceding sentences of this Paragraph IX.D., if Landlord terminates this Lease as set forth in Paragraph IX.C. above, Landlord will also be entitled to either:

                    1. Liquidated damages equal to the amount which, at the time of such termination and on each anniversary date of such termination, is equal to the installments of Basic Annual Rent and Additional Rent computed on the basis of the Additional Rent due during the preceding 12 months, or, if the Lease Term has been less than a total of 12 months, an annualized amount that would have been payable by Tenant during the one (1) year period immediately following such termination, or each succeeding one (1) year period, as applicable, through the date that would have constituted the expiration of the Lease Term, less any amounts reasonably expected to be received by Landlord during such period from any rerenting of the Leased Premises (but in such event Tenant shall remain liable for any subsequent tenant's failure to pay rent for the period constituting unexpired portion of the Lease Term, or any short fall arising from such reletting). Such amount will be discounted at the discount rate of the Federal Reserve Bank in Washington, D.C. on the date of the computation. Liquidated damages shall be paid by Tenant on an annual basis, in advance, on the first day of each one (1) year period for which liquidated damages axe due commencing on the first day of the first year following such termination and on the first day of each one (1) year period thereafter; provided however, that if Tenant fails to pay liquidated damages for any one

(1) year period for which the same is payable within ten (10) days after Landlord's demand therefor, then Tenant shall pay liquidated damages in an amount equal to the installments of Basic Annual Rent and Additional Rental reserved hereunder for the period which would otherwise have constituted the entire unexpired portion of the then current term of this Lease.

                    2. Damages for each month of the unexpired portion of the Lease Term from; the date of termination equal to the sum of (a) the aggregate expenses (other than Additional Rent) paid by Landlord for items which this Lease requires Tenant to pay for each applicable month; plus (b) the amount of the installment of Basic Annual Rent which would have been payable by Tenant if this Lease had not been terminated; plus (c) the monthly average of Additional Rent paid in the Lease Year (or an annualized portion if the Lease Term has been less than a total of 12 months to the date of termination) immediately preceding the default, minus the rents, if any, collected by Landlord for each such month through rerenting or through permitted subleases of the Leased Premises. The damages under this subparagraph D.2. will be due in monthly installments, in advance, on the first day of each calendar month following such termination and will continue until the originally intended expiration of the Lease Term. Landlord's action to collect, or its collection of any damages for one month will not prejudice its rights to bring actions to collect damages for subsequent months.

               If all amounts required to be paid by Tenant under this Lease as damages and liquidated damages are actually paid to and collected by Landlord, then any rent collected by Landlord with regard to the Leased Premises from a subsequent tenant and attributable to the period for which Tenant has paid liquidated damages, up to a maximum amount equal to the amount of rental paid by Tenant as liquidated damages for such period, shall be rebated to Tenant as and when such amounts are actually collected by Landlord.

               An acceptance of surrender of the Leased Premises must be in writing signed by Landlord. Tenant's liability under this Lease will not be terminated by the execution of a lease with a new tenant for the Leased Premises. Landlord may bring separate actions each month to recover damages then due without waiting until the end of the Lease Term to compute the aggregate damages.

        X.      LEGAL AND GENERAL PROVISIONS

               A. Assignment/Subletting. No Assignment (as hereinafter defined) of this Lease is permitted without the prior written consent of Landlord. The granting or withholding of such consent will not be unreasonably withheld, conditioned or delayed with respect to any reputable and creditworthy tenant, as determined by Landlord in its reasonable discretion.

               The foregoing restriction will include, but not be limited to, the following (all of which will be deemed to be an "Assignment"): (1) any assignment of this Lease or a subletting of the Leased Premises; (2) any permission to a third party to use all or part of the Leased Premises; (3) any mortgage or other encumbrance of this Lease or of the Leased Premises; (4) the appointment of a receiver or trustee of any of the Tenant's property; and (5) any assignment or sale in bankruptcy or insolvency; and (6) the transfer of majority control of Tenant by any means, including operation of law, to parties other than these maintaining majority control on the date on which the last party executes this Lease. Although an Assignment shall include an assignment of the Lease to any successor entity as a result of merger, consolidation or sale of all, or substantially all, of the assets of Tenant (a "Transfer") or to any subsidiary, parent or affiliate corporation of Tenant (a "Related Company"), Landlord's consent thereto shall not be required provided such Related Company or the entity resulting from the Transfer shall have a creditworthiness comparable to that of Tenant as of the date hereof and Tenant shall have complied with all other provisions of this Paragraph X.A. with respect to such Assignment. Tenant shall give Landlord reasonable evidence that such creditworthiness test has been met, together with such other detail as Landlord may reasonably request.

               Even if Landlord consents to an Assignment, Tenant will remain primarily liable under this Lease. Also, Tenant will bear all reasonable legal costs incurred by Landlord in connection with Landlord's review of documents concerning an Assignment, whether or not Landlord consents to it. Landlord's consent to a specific Assignment does not waive Landlord's right to withhold consent to any future or additional Assignment. Tenant will give Landlord notice of its intention to make an Assignment at least thirty (30) days prior to such Assignment, which notice will contain such details as Landlord may reasonably request. if Tenant intends to Assign this Lease (which shall not include subletting less than substantially all of the Leased Premises) to a party other than a Related Company or a party desirous of purchasing Tenant's business operations conducted within the Leased Premises, Landlord may terminate this Lease by giving thirty (30) days prior written notice to Tenant after Landlord has received written notice from Tenant of an intended assignment in which event the termination shall be effective as of the date Tenant specified in its initial notice to Landlord as the proposed effective date of the particular assignment giving rise to such termination right.

               If the amount of rent and other sums received by Tenant under any Assignment requiring Landlord's consent is more than the Rent due from Tenant under this Lease, then Tenant will pay fifty percent (50%) of the excess (after deduction of Tenant's reasonable (costs and expenses relating to said Assignment) to Landlord on a monthly basis and promptly upon Tenant's receipt of such excess amounts.

               If, without Landlord's consent, this Lease is Assigned to a party requiring Landlord's consent, then all resulting expenses (including reasonable attorneys, and brokerage fees) incurred by Landlord will be immediately due and payable by Tenant upon receipt of an invoice. If Tenant defaults, Landlord may collect rent from the assignee, subtenant, occupant or user (the "Assignee") of the Leased Premises and apply it towards the Rent due under this Lease. Such collection will not be deemed an acceptance of the Assignee as tenant, will not waive or prejudice Landlord's right to initiate legal action against Tenant to enforce Tenant's fulfillment of its obligations under this Lease and will not release Tenant from such obligations.

               B. Estoppel Certificates. At any time during the Lease Term, and after ten (10) days, prior written notice from Landlord, Tenant will deliver to Landlord a properly executed and acknowledged document, generally known as an estoppel certificate. Tenant will certify in the estoppel certificate, among other matters, that: (1) this Lease is in full force and effect and if modified, the extent to which it is modified; (2) the dates to which the Rent and other payments have been made; (3) to the best of its knowledge, either Landlord has not breached this Lease or, if Landlord has breached this Lease, the nature of the breach; and (4) any other matter reasonably requested by Landlord or its lenders. This estoppel. certificate may be relied upon by any third party. Tenant's failure to deliver such estoppel certificate within said 10-day period shall be deemed a material default by Tenant under this Lease. Landlord similarly covenants and agrees to deliver a comparable estoppel certificate at the request of Tenant, but no more than one time per year, within fifteen (15) days following written request therefor, upon which either Tenant or its designee may rely.

               C. Subordination. Tenant accepts this Lease, and the tenancy it creates, subject-and subordinate to any ground leases, security interests, mortgages, deeds of trust or other financing arrangements, and/or any extensions, modifications or amendments to them, which are or later will be a lien, or affect or will affect all or any part of the Property. Tenant agrees to execute, on request, any instruments which may be required to subordinate Tenant's interest to such financing arrangement.

               D. Attornment. Tenant agrees, upon the termination of Landlord's interest in the Leased Premises and upon request, to attorn to the person or entity that holds title to the reversion of the Leased Premises (the "Successor") and to all subsequent Successors. Tenant also will pay to the Successor all rents and other sums required to be paid by Tenant, and perform all of the other covenants, agreements and terms required of Tenant under this Lease. Notwithstanding any provision contained in this Lease to the contrary, as an express condition to the agreement of Tenant to subordinate this Lease to any mortgage, deed of trust, ground lease or other lien hereafter created upon the Premises or the Building, Landlord shall use its reasonable efforts to cause the party secured under such deed of trust, mortgage or other lien and/or ground lessor under any such ground lease to execute and deliver unto Tenant, at Tenant's sole cost and expense, a nondisturbance agreement, on a form acceptable to the secured party, in favor of Tenant wherein Tenant agrees to attorn to such party secured or ground lessor. Tenant will agree to attorn to any such party granting Tenant the ran-disturbance protection described hereinabove.

               E. Landlord's Liability. In the event of any transfer of title to the Property or Building (or an assignment or sublease of either), Landlord will be entirely relieved of all covenants and obligations which arise after such transfer provided Landlord causes the assignee; to prospectively assume all such obligations and delivers to such assignee the security deposit and any prepaid rent received by Landlord hereunder

               Landlord at the time of this Lease's execution is a Maryland limited liability limited partnership. No partner of such limited liability limited partnership, as it may be constituted now or in the future, will have any personal liability to Tenant and/or to anyone claiming under, by or through Tenant. As to Landlord, recourse shall be had only to the extent of Landlord's interest in the Building or any insurance or net sales proceeds received by Landlord.

               F. Authority. Tenant warrants to Landlord that Tenant is a corporation organized and validly existing in good standing under the laws of the State of Maryland and qualified to transact business in the State of Maryland. In addition, Tenant warrants to Landlord that this Lease has been properly authorized and executed by Tenant and is binding upon Tenant in accordance with its terms. Tenant's resident agent's name and address in the State of Maryland are Gregory L. Merrill, 6001 Montrose Road, Suite 902, Rockville, Maryland 20852. Tenant agrees to notify Landlord in writing of any change with respect to its resident agent.

               G. Notices. Except as otherwise provided in this Lease, any requirement for a notice, demand or request under this Lease will be satisfied by a writing (a) band delivered with receipt; (b) mailed by United States registered or certified mail or Express Mail, return receipt requested, postage prepaid; or (c) sent by Federal Express or any other nationally recognized overnight courier service, and addressed: (i) if to Landlord, c/o Manekin Corporation, 7470 New Technology Way, Suite B, Frederick, Maryland 21703; and to c/o Manekin Corporation, 7165 Columbia Gateway Drive, Columbia, Maryland 21046,
Attention: General Counsel, with a corn, to Ann Clary Gordon, Esquire _c/o Shapiro and Olander, 36 South Charles Street, Baltimore, Maryland 21201; and
(ii) if to Tenant, at the Leased Premises. All notices that are sent in accordance with this Paragraph X.G. will be deemed received by the other party on the earliest of the following applicable time periods: (a) three business days after being mailed in the aforesaid manner; (b) the date the return receipt is executed; or, (c) the date delivered as documented by the overnight courier service or the hand delivery receipt. All rental payments and other charges payable by Tenant under this Lease will be delivered to Landlord c/o Manekin Corporation, 7165 Columbia Gateway Drive, Columbia, Maryland 21046, Attention:
Accounting Department. Either party way designate a change of address by written notice to the other party.

               H. Severability, Enforceability. If any provision of this Lease, or its application to any person, is found invalid or unenforceable, the remainder of this Lease or its application will not be affected. Each term and provision of this Lease will be valid and enforceable to the fullest extent permitted hey law. Notwithstanding any language in this Lease to the contrary, if the Lease Term does not commence on or before January 1, 2001, this Lease will automatically terminate, and neither party will have any further liability to the other.

               I. Captions. All headings; contained in this Lease are for convenience only. They are not to be treated as a summary construction of the provisions to which they pertain.

               J. Recordation. If at any time, any lienholder or other party which has a right to require Landlord to do so, requires the recordation of this Lease, Tenant will execute such acknowledgement as may be necessary to effect such recordation. If Landlord requires, or is required, to record this Lease, it will pay all recording fees, transfer taxes and/or documentary stamp taxes payable in connection with the recordation. If Tenant records this Lease, it will make all such payments. Tenant will not record this Lease without Landlord's prior consent.

               K. Successors and Assigns. This Lease and all of its provisions, individually and collectively, will bind and inure to the benefit of Landlord and Tenant, and their respective heirs, distributees, executors, administrators, successors, personal and legal representatives and their permitted assigns.

               L. Commissions. Tenant: represents that Tenant has dealt: directly only MANEKIN CORPORATION and INSIGNIA-ESG, INC. as broker in connection with this Lease and that, insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commissions in connection with it. Landlord agrees to pay to said brokers a commission in accordance with the terms of a separate written agreement, and Landlord shall hold Tenant harmless from any claim made by either such broker regarding this Lease. Tenant will hold harmless and indemnify Landlord from any costs incurred by Landlord arising out of any other broker's claim that such other broker has assisted Tenant with respect to this Lease.

               M. Quiet Enjoyment. Landlord covenants to Tenant that, so long as Tenant pays the Rent and performs all other obligations imposed on Tenant under this Lease and subject to all matters of record and all mortgages and other financing arrangements, Tenant: will peaceably, hold and enjoy the Leased Premises throughout the Lease Term without hindrance or impairment from Landlord or those claiming through Landlord.

               N. Force Majeure. In the event that either party to this Lease is delayed, hindered or prevented, by reason of strikes, lock-outs, labor troubles, inability to produce materials, delays in transportation, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, fire or other casualties, acts of God, rain or other weather conditions or any other reason (excluding lack of funds) not reasonably within the control of the party so delayed, hindered or prevented, from performing work or doing any act required under the terms of this Lease, then performance of such act will be excused for the period of the delay, and the period of the performance of any such act will be extended for a period equal to the period of such delay. The occurrence of any event described in this Paragraph X.N. will not operate to excuse Tenant from prompt payments of Rent, Additional Rent or any other payments required by this Lease.

               O. Waiver of Jury Trial. Landlord and Tenant desire a prompt resolution of any litigation between them with respect to this Lease. To that end, Landlord and Tenant waive trial by jury in any action, suit, proceeding and/or counterclaim brought by either against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Leased Premises, any claim of injury or damage and/or any statutory remedy. This waiver is knowingly, intentionally and voluntarily made by Tenant. Tenant acknowledges that neither Landlord nor any person acting on behalf of Landlord has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Tenant further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this Lease and the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel. Tenant further acknowledges that it has read and understands the meaning and ramifications of this waiver of jury trial.

               P. Miscellaneous.

                    1. As used in this Lease, and where the context requires:
(a) the masculine will be deemed to include the feminine and neuter and vice-versa; and (b) the singular will be deemed to include the plural and vice-versa.

                    2. This Lease is made in the State of Maryland and will be governed in all respects by the laws of the State of Maryland.

                    3. Except as otherwise specifically provided in this Lease, no abatement, refund, offset, diminution or reduction of Rent or any other payments will be claimed by or allowed to Tenant, or am, person claiming under Tenant (including inconvenience, discomfort, interruption of business or otherwise), because of any present or future governmental laws or ordinances, or because of any other cause or reason whatsoever.

                    4. All plats, exhibits, riders or other attachments to this Lease are a part of this" Lease and are incorporated by reference into this Lease.

                    5. THIS LEASE CONTAINS THE ENTIRE AGREEMENT BETWEEN LANDLORD AND TENANT REGARDING THE SUBJECT MATTER OF THIS LEASE. THERE ARE NO PROMISES, AGREEMENTS, CONDITIONS, UNDERTAKINGS, WARRANTIES; OR REPRESENTATIONS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, BETWEEN THEM, RELATING TO THIS SUBJECT MATTER, OTHER THAN AS SET FORTH IN THIS LEASE. THIS LEASE IS INTENDED BY LANDLORD AND TENANT TO BE AN INTEGRATION OF ALL PRIOR OR CONTEMPORANEOUS PROMISES, AGREEMENTS, CONDITIONS, NEGOTIATIONS AND UNDERTAKINGS BETWEEN THEM. THIS LEASE MAY NOT BE MODIFIED ORALLY OR IN ANY MANNER OTHER THAN BY AN AGREEMENT IN WRITING SIGNED BY LANDLORD AND TENANT OR THEIR RESPECTIVE SUCCESSORS IN INTEREST. THIS LEASE MAY BE EXECUTED IN COUNTERPARTS, EACH OF WHICH WILL BE ANN ORIGINAL, BUT ALL OF WHICH WILL CONSTITUTE COVE AND THE SAME LEASE.

                    6. Tenant shall have the non-exclusive right, at its sole cost and expense, to erect an identification sign on the exterior of the Building, subject, however, to Tenant obtaining the prior written approval of such sign from Landlord and the Bennington Corporate Center Association, Inc. Such sign shall be installed by a reputable contractor reasonably acceptable to Landlord. Tenant shall hold Landlord harmless from any damage caused to the Building as a result of the installation of such sign. Upon termination of the Lease, it shall be Tenant's obligation, at: its sole expense, to remove such sign and to restore the exterior face of the Building to its condition prior to erecting such signs, normal wear and tear excepted.

                    7. Four (4) riders consisting of six (6) pages are attached to this Lease and made a part of it.

                    8. In any litigation instituted under this Lease whereunder either Landlord or Tenant shall have been claimed to have breached or been in default of its obligations under this Lease, the prevailing party, as determined by the judge, shall be entitled to recover all reasonable attorneys" fees and expenses, inclusive of all court costs incurred in such action from the other party.

               Q. Parking.

               Tenant shall be provided during the Lease Term with the right to use up to three (3) parking spaces in the parking lot adjacent to the Building for each 1,000 square feet of rentable area contained within the Leased Premises, pro-rated to the nearest 333 square feet of space (e.g. in the event the Leased Premises contains 18,904 square feet, Tenant. shall be entitled to use up to 57 parking spaces; in the event the Leased Premises contains 18,600 square feet, Tenant shall be entitled to use up to 56 spaces). All parking is on a non-exclusive basis, and Landlord shall have no obligation to enforce Tenant's parking rights against any other tenants.

               IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease Agreement under seal as of the date first above written.

                                        LANDLORD:

WITNESS:                                MOR BENNINGTON LLLP

                                        By:  RA & FM, INC., General Partner


/s/Janet Wailt                          By:  /s/ Alton D. Fryer           (SEAL)
---------------------------------          -------------------------------------
                                        Name:  Alton D. Fryer
                                             -----------------------------------
                                        Title:  Senior Vice President
                                              ----------------------------------


                                        TENANT:

WITNESS/ATTEST:                         HT MEDICAL SYSTEMS, INC.


/s/ Jill Whitley                        By:  /s/ Gregory L. Merril        (SEAL)
---------------------------------          -------------------------------------
                                        Name:  Gregory L. Merril
                                             -----------------------------------
                                        Title:  CEO
                                              ----------------------------------
                                                Authorized Officer/
                                                General Partner